UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_____________ SCHEDULE 14A _____________

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party Other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

MICROVAST HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑ No fee required
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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MICROVAST HOLDINGS, INC.
12603 Southwest Freeway, Suite 300
Stafford, Texas 77477

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

To Be Held: Friday, October 18, 2024

To the Stockholders of Microvast Holdings, Inc.:

Notice is hereby given that the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Microvast Holdings, Inc., a Delaware corporation (the “Company,” “Microvast,” “we” or “our”), will be held virtually on October 18, 2024, at 9:00 a.m. Central Time for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1)	To elect three Class III director nominees to the Board of Directors, each to serve for a term of three years;
2)	To ratify the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024; and
3)	To transact such other business that may properly come before the 2024 Annual Meeting and any continuation, postponement or adjournment thereof.

The 2024 Annual Meeting will be held virtually over the Internet at: www.virtualshareholdermeeting.com/MVST2024. You will not be able to attend the 2024 Annual Meeting in person.

We are pleased to utilize the United States Securities and Exchange Commission’s “notice and access” rules. Accordingly, we are providing stockholders access to our proxy materials over the Internet at: www.proxyvote.com.

On or about September 6, 2024, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of August 21, 2024 (the “Record Date”). Only holders of record of our common stock as of the close of business on the Record Date are entitled to receive notice of, attend and vote at the 2024 Annual Meeting and any continuation, postponement or adjournment thereof.

Your vote is important. Whether or not you plan to attend the 2024 Annual Meeting, we encourage you to read the Proxy Statement and submit your vote as soon as possible.

Sincerely,

Yang Wu
Chairman and Chief Executive Officer

August 29, 2024

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE 2024 ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

Important Notice Regarding the Availability of Proxy Materials
for the 2024 Annual Meeting of Stockholders of Microvast Holdings, Inc.
to be Held on Friday, October 18, 2024 at 9:00 a.m. Central Time:

As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit proxy votes online.

The Notice, Proxy Statement and Annual Report are available at: www.virtualshareholdermeeting.com/MVST2024.

NOTE REGARDING THE BUSINESS COMBINATION

On July 23, 2021, we consummated the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated February 1, 2021, by and among Tuscan Holdings Corp. (“Tuscan”), Microvast, Inc. (“Legacy Microvast”) and TSCN Merger Sub Inc. (“TSCN Merger Sub”). Pursuant to the Merger Agreement, TSCN Merger Sub merged with and into Legacy Microvast, with Legacy Microvast being the surviving corporation and becoming a wholly-owned subsidiary of Tuscan (the “Business Combination”). In connection with the Business Combination, we changed our name from Tuscan Holdings Corp. to “Microvast Holdings, Inc.”.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement to the “Company,” “we,” “us,” “our” and “Microvast” refer to Microvast Holdings, Inc. and its consolidated subsidiaries following the Business Combination, other than certain historical information which refers to the business of Legacy Microvast or Tuscan prior to the consummation of the Business Combination.

Microvast Holdings, Inc.
12603 Southwest Freeway, Suite 300
Stafford, Texas 77477

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 18, 2024

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Microvast Holdings, Inc. (the “Company,” “Microvast,” “we,” “our,” “us” and similar terms) on the Company’s behalf for use at the 2024 Annual Meeting of Stockholders to be held at virtually on Friday, October 18, 2024 at 9:00 a.m. Central Time, and any continuation, postponement or adjournment thereof (the “2024 Annual Meeting”). We encourage you to access the meeting prior to the start time.

Pursuant to provisions of our Amended and Restated Bylaws (the “Bylaws”) and by action of our Board, the close of business on August 21, 2024 was established as the record date (the “Record Date”) for determining the stockholders entitled to receive notice of, attend and vote at the 2024 Annual Meeting.

As permitted by the rules adopted by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials primarily via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date who are entitled to vote at the 2024 Annual Meeting. Instructions on how to access and review these proxy materials electronically, request hard copies of these materials and submit proxy votes online are stated in the Notice.

We will begin mailing the Notice to stockholders of record on or about September 6, 2024. We first made this Proxy Statement available to our stockholders at www.proxyvote.com on or about August 29, 2024, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on April 1, 2024 (the “Annual Report”). We encourage you to read the Annual Report. It includes our audited financial statements and provides information about our business.

Frequently Asked Questions

The questions and answers below highlight only selected information from this Proxy Statement and only briefly address some commonly asked questions about the proposals to be presented at the 2024 Annual Meeting. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire Proxy Statement, the Annual Report and our other filings with the SEC.

What Stock Exchange do the Company’s securities trade on?

The Company’s common stock and warrants currently trade on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbols “MVST” and “MVSTW,” respectively. On March 26, 2024, the Company received written notice from Nasdaq that the average closing bid price of the Company’s shares of common stock was below the minimum closing bid price of $1 per share during the previous 30 consecutive trading days, as required for continued listing on Nasdaq under Rule 5450(a)(1) of Nasdaq’s listing rules (the “Rules”). The notice had no immediate impact on the listing of the Company’s common stock and warrants, which continue to be listed and trade on Nasdaq subject to the Company’s continued compliance with the other listing requirements of the Rules. The Company’s securities have an added indicator on NASDAQ.com indicating that it is non-compliant. Pursuant to the Rules, the Company has 180 days to cure the deficiency and regain compliance with the minimum closing bid price (subject to additional time periods for which the Company may be eligible). The Company is exploring available options to regain compliance within the prescribed time period.

What is the Company’s fiscal year?

The Company’s fiscal year ends on December 31 of each calendar year. In this Proxy Statement, we refer to the fiscal years ended December 31, 2023 and December 31, 2024 as “Fiscal 2023” and “Fiscal 2024”, respectively. Unless otherwise stated, all financial information presented in this Proxy Statement is based on the Company’s fiscal calendar.

In addition, we refer to the annual meeting of stockholders held or to be held during each of the calendar years ended December 31, 2024, December 31, 2025, December 31, 2026 and December 31, 2027 as the “2024 Annual Meeting”, the “2025 Annual Meeting”, the “2026 Annual Meeting” and the “2027 Annual Meeting,” respectively.

We refer to our annual report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the SEC on April 1, 2024 as the “Annual Report.”

What items will be voted on at the 2024 Annual Meeting?

Stockholders may vote on the following proposals at the 2024 Annual Meeting:

1)    the election of three Class III director nominees to the Board, each to serve for a term of three years; and

2)    ratification of the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP (“Deloitte”) as the Company’s independent registered public accounting firm for Fiscal 2024.

The Company is not aware of any other business to be presented for a vote of the stockholders at the 2024 Annual Meeting. If any other matters are properly presented, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment. The chairman of the 2024 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

1)    “FOR” the election of the three Class III director nominees to the Board, each to serve for a term of three years; and

2)    “FOR” the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for Fiscal 2024.

Who May Vote at the 2024 Annual Meeting?

Holders of our common stock on the Record Date are entitled to one vote for each share of the Company’s common stock held on the Record Date. As of the Record Date, there were 316,887,855 shares of the Company’s common stock issued and outstanding and approximately 99 stockholders of record.

Who is the Company’s transfer agent?

The Company’s transfer agent is Continental Stock Transfer & Trust Company (“Continental”).

What is the quorum requirement for the 2024 Annual Meeting?

The presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the 2024 Annual Meeting is required for the transaction of business. This is called a “quorum.” If you: (i) are present and vote electronically during the 2024 Annual Meeting; (ii) have voted on the Internet prior to the 2024 Annual Meeting; or (iii) properly submitted a proxy card or voting instruction form by mail prior to the 2024 Annual Meeting, your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained. Broker non-votes, as described below, will also be counted for purposes of determining whether a quorum is present. If a quorum is not present, the 2024 Annual Meeting will be adjourned until a quorum is obtained.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If, on the Record Date, your shares were registered directly in your name with Continental, the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Continental at the Company’s request. If you request printed copies of the proxy materials by mail, you will receive a proxy card to vote your shares.

Beneficial Owner of Shares Held in Street Name. If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was sent to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the 2024 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form” which will be provided by the organization that holds your shares. The organization holding your account will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares. As a beneficial owner of shares, you are also invited to attend the 2024 Annual Meeting virtually. However, since you are not the stockholder of record, you may not vote or otherwise participate during the 2024 Annual Meeting unless you obtain a valid control number from your broker, bank, or other agent.

How can I attend the 2024 Annual Meeting?

Only stockholders as of the Record Date are entitled to attend, vote and otherwise participate during the 2024 Annual Meeting, which will be held on Friday, October 18, 2024 and will begin promptly at 9:00 a.m. Central Time. Guests are permitted to attend the 2024 Annual Meeting, but will not be permitted to vote or otherwise participate during the 2024 Annual Meeting.

Advance registration is recommended for stockholders wishing to vote or otherwise participate during the 2024 Annual Meeting. The registration process differs depending on how you hold your shares.

If you are a stockholder of record, you received a proxy card from Broadridge which contains instructions on how to attend the virtual meeting, along with your control number. Immediately prior to the start of the 2024 Annual Meeting, you will need to log into the meeting site using your control number. You are encouraged to register at least 15 minutes prior to the start of the meeting.

If you are a beneficial owner of shares held in street name, you must obtain a control number from the stockholder of record. Stockholders should contact their bank, broker or other nominee for instructions regarding obtaining their control number. You will not be able to vote or otherwise participate during the 2024 Annual Meeting unless you obtain a control number to the 2024 Annual Meeting.

How Do I Vote My Shares?

For Proposal No. 1, you may vote “For”, “Against” or “Abstain” with respect to each nominee to the Board. For Proposal No. 2, you may vote “For,” “Against” or “Abstain”. The procedures for voting are outlined below.

If you are a stockholder of record, there are three ways to vote:

•Via the Internet, in advance of the 2024 Annual Meeting. You may vote by proxy via the Internet by following the instructions provided in the Notice you receive from Broadridge.

•By Mail, in advance of the 2024 Annual Meeting. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing, dating and returning the proxy card in the envelope provided.

•Virtually, during the 2024 Annual Meeting. You may vote during the 2024 Annual Meeting by attending virtually and submitting a ballot during the live webcast per the instructions on the Notice you receive from Broadridge.

If you are a beneficial owner of shares held in street name, there are three ways to vote:

•Via the Internet, in advance of the 2024 Annual Meeting. You may vote by proxy via the Internet by following the instructions provided in the voting instruction form provided by the organization that holds your shares. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•By Mail, in advance of the 2024 Annual Meeting. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the voting instruction form and sending it back in the envelope provided.

•Virtually, during the 2024 Annual Meeting. If you wish to vote during the 2024 Annual Meeting, you must obtain a control number from the organization that holds your shares. Please contact the organization that holds your shares for instructions regarding obtaining your control number. You will not be able to vote or otherwise participate during the 2024 Annual Meeting unless you obtain a control number to the 2024 Annual Meeting.

Do Microvast Warrants Have Voting Rights?

No, Microvast warrants trading on Nasdaq under the ticker symbol “MVSTW” do not have voting rights.

Can I change my vote?

You may revoke your proxy and change your vote at any time prior to the vote at the 2024 Annual Meeting. Prior to the applicable cutoff time, you may enter a new vote by using the Internet or by mailing a new proxy card or new voting instruction form bearing a later date (which will automatically revoke your earlier voting instructions). If you are a stockholder of record, you may accomplish this by granting a new proxy or by voting during the 2024 Annual Meeting. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

How are proxies voted? What happens if I do not give specific voting instructions?

All shares represented by valid proxies received before 11:59 p.m. Eastern Time the day before the 2024 Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you return your proxy without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement.

As of the date these proxy materials were mailed, we are not aware of any other matters to be presented at the 2024 Annual Meeting other than the proposals described herein. If any other matters are properly presented for a vote at the 2024 Annual Meeting and you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the Board or, if no recommendation is given, in their own discretion.

What is the vote required for each proposal and how are abstentions and broker non-votes treated?

Proposal No. 1 (to elect three Class III director nominees to the Board, each to serve for a term of three years): Directors will be elected by a plurality of the votes cast at the 2024 Annual Meeting. The three Class III director nominees named in this Proxy Statement receiving the greatest number of affirmative votes of the shares entitled to be voted will be elected as directors to serve until the 2027 Annual Meeting or until his or her successor has been appointed or elected and qualified or until his or her earlier death, resignation or removal. Abstentions and broker non-votes will have no effect on Proposal No. 1.

Proposal No. 2 (to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for Fiscal 2024): Approval of Proposal No. 2 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by holders of shares (i) present during or by proxy at the 2024 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Proposal No. 2 is considered a routine matter; therefore, no broker non-votes are expected in connection with Proposal No. 2.

Who will serve as the inspector of election?

A representative from Broadridge Financial Solutions (“Broadridge”) will serve as the inspector of election.

Where can I find the voting results of the 2024 Annual Meeting?

The preliminary voting results will be announced at the 2024 Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the 2024 Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile, email or other means by our directors, officers or regular employees on the Company’s behalf. These parties will not be paid any additional compensation for soliciting proxies. Upon request, we will also reimburse brokerage firms, banks, broker-dealers or other similar organizations and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy and solicitation materials to beneficial owners of stock.

What is householding?

SEC rules allow us to deliver a single Notice to one physical address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we will deliver only one Notice to multiple stockholders who share an address, unless we have received different instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate Notice, as requested, to any stockholder at the shared address to which a single copy was delivered. If you prefer to receive a separate copy of the Notice, contact: Microvast Holdings, Inc., 12603 Southwest Freeway, Suite 300, Stafford, Texas 77477, Attention: General Counsel, Telephone: (281) 491-9505.

Whom should I call with other questions?

If you have additional questions about these proxy materials or the 2024 Annual Meeting, please contact: Microvast Holdings, Inc., 12603 Southwest Freeway, Suite 300, Stafford, Texas 77477, Attention: General Counsel, Telephone: (281) 491-9505.

What are the implications of being an “Emerging Growth Company”?

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements, including reduced disclosure about our executive compensation arrangements. For so long as we remain an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say on pay” and “say on frequency” votes. We will remain an emerging growth company until the earlier of: (1) (a) the last day of the fiscal year ending after the fifth anniversary of our initial public offering, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, or (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

PROPOSALS

Proposal No. 1: Election of Directors

General

Our Board currently consists of five directors divided into three classes designated as Class I, Class II and Class III with staggered three-year terms, as further described in the table below. The number of directors is currently fixed at seven by resolution of the Board, although two of those director positions are currently vacant. M. Stanley Whittingham resigned from the Board effective October 9, 2023, and Stephen A. Vogel resigned from the Board effective July 7, 2024.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Any increase or decrease in the number of directors shall require the affirmative vote of the Wu Directors. See Certain Relationships and Related Party Transactions—Related Party Transactions—Stockholders Agreement for the definition of and additional details regarding the Wu Directors.

Craig Webster was elected to the Board on July 23, 2021 and subsequently resigned from the Board effective July 1, 2022 in connection with his appointment as the Company’s Chief Financial Officer.  Yeelong Tan Balladon was appointed to the Board to fill Mr. Webster’s vacancy effective July 1, 2022.

Class	Term Expiring	# Directors In Class	Director(s)
Class I	2025 Annual Meeting	two (one vacant)	Wei Ying
Class II	2026 Annual Meeting	two (one vacant)	Arthur Wong
Class III	2024 Annual Meeting	three	Yang Wu, Yanzhuan Zheng, Yeelong Tan Balladon

Nominees for Class III Directors

The term of the current Class III directors expires at the 2024 Annual Meeting. Yeelong Tan Balladon and Yanzhuan Zheng, both current Class III directors, have notified the Board that they will resign from the Board effective as of the date of the 2024 Annual Meeting. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Yang Wu for re-election at the 2024 Annual Meeting and has nominated Isida Tushe and Yixin Pan for election at the 2024 Annual Meeting. If elected, each Class III director will serve a three-year term expiring at the 2027 Annual Meeting or until his or her successor has been appointed or elected and qualified or until the director’s earlier death, resignation or removal.

The biographies for Class III director nominees Isida Tushe and Yang Wu are described under the section entitled “Our Executive Officers”.

Yixin Pan is a proposed nominee for the Board as a Class III director. Ms. Pan has over 25 years of experience in tech innovation, entrepreneurship, operations, marketing, investment banking, and M&A across multiple industries and for

Fortune 500 companies and small emerging technology startups. Ms. Pan currently serves as a board member, audit committee member, and the committee chair of the Nomination, Governance and Compensation Committee and the Technology Committee of VIQ Solutions (TSX:VQS), and has served as managing partner of XTVUE, LLC., a boutique investment bank and management consulting firm, since 2008. Ms. Pan earned her MBA from Cornell University and an MS in Mechanical Engineering from Northern Illinois University.

Ms. Pan is qualified to serve on our Board due to her extensive leadership experience and industry knowledge.

Ms. Pan is a U.S. citizen and resides in the U.S.

Each of the nominees has indicated his or her willingness to serve, if elected, and have consented to being named in this Proxy Statement. If any of the nominees should become unable or unwilling to serve before the 2024 Annual Meeting, the Board may either reduce its size or designate or not designate a substitute nominee. If the Board designates a substitute nominee, the proxy holders may cast your vote for such substitute nominee.

The Board unanimously recommends that stockholders vote “FOR” the election of each of Yang Wu, Isida Tushe and Yixin Pan.

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee, in accordance with its charter and authority delegated to it by the Board, appointed Deloitte, located in Beijing, People’s Republic of China (“China”), to serve as the Company’s independent registered public accounting firm on October 18, 2021. In addition, Deloitte has acted as the independent registered public accounting firm of Legacy Microvast since 2011. Our Board has directed that Deloitte’s appointment be submitted to our stockholders for ratification at the 2024 Annual Meeting and recommends that stockholders approve the ratification of the Audit Committee’s appointment of Deloitte for Fiscal 2024.

The Holding Foreign Companies Accountable Act (the “HFCAA”) requires the SEC to prohibit trading on U.S. stock exchanges and in the U.S. over-the-counter markets the securities of covered issuers (each such company, a “Commission-Identified Issuer”) if such issuer’s financial statements are audited by accounting firms that the U.S. Public Company Accounting Oversight Board (the “PCAOB”) determines it has been unable to inspect or investigate completely for a period of three consecutive audit years.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong and our auditor was subject to that determination. On December 15, 2022, the PCAOB removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 10-K for the relevant fiscal year. In accordance with the HFCAA, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States if we are identified as a Commission-Identified Issuer for two consecutive years in the future. If our securities are prohibited from trading in the United States, there is no certainty that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. A prohibition of being able to trade in the United States would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our securities. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition and prospects.

If our stockholders do not ratify the selection of Deloitte, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

At the time of the mailing of this Proxy Statement, the Company does not anticipate that any representative of Deloitte will be present at the 2024 Annual Meeting. Should a representative of Deloitte be available and desire to make a statement at the 2024 Annual Meeting, they will have the opportunity to do so.

The Board unanimously recommends that stockholders vote “FOR” the ratification of the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for Fiscal 2024.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees by categories specified below in connection with certain professional services rendered by Deloitte for the periods indicated.

For the Year Ended December 31,	2022		2023
Audit Fees (a)	$ 1.6	million	$ 1.8	million
Audit-Related Fees (b)		$—	—
Tax fees (c)	—		$ 0.1 million
All other fees (d)	—		—
Total	$ 1.6	million	$ 1.9	million

(a)    Audit fees represent fees for services provided in connection with the audit of our consolidated financial statements, review of our interim consolidated financial statements and audit services provided in connection with other statutory or regulatory filings.

(b)    Audit-related fees consist of assurance and related services rendered by the principal accountant related to the performance of the audit or review of our consolidated financial statements, which have not been reported under audit fees above.

(c)    Tax fees represent fees for professional services rendered for tax compliance, tax advice and tax planning.

(d)    All other fees include fees for services provided other than the services reported above.

Audit Committee Pre-Approval Policies and Procedures

At its regularly scheduled and special meetings or by written consent, the Audit Committee considers and pre-approves any audit and non-audit services to be performed by the Company’s independent accountants. On July 25, 2021, the Audit Committee adopted its pre-approval policies and procedures. Since that date, there have been no audit or non-audit services rendered by the Company’s principal accountants that were not pre-approved.

OUR EXECUTIVE OFFICERS

The following information is provided as of the Record Date.

Name	Age	Position(s)
Yang Wu	58	Chief Executive Officer and Chairman of the Board
Isida Tushe	37	President, General Counsel, and Corporate Secretary
Wenjuan Mattis, Ph.D.	43	Chief Technology Officer
Shengxian Wu, Ph.D.	42	Chief Operating Officer
Lu Gao	41	Chief Accounting Officer

Yang Wu was elected to our Board as a Class III Director on July 23, 2021 and is a proposed nominee for re-election to the Board as a Class III Director. Mr. Wu is the founder of Microvast and has been its Chairman, Chief Executive Officer and director since its inception in October 2006. Mr. Wu served as President of the Company from January 10, 2023 to August 3, 2023. From 2000 to 2006, Mr. Wu served as chief executive officer at Omex Environmental Engineering Co., Ltd., a water treatment company, which he founded and was acquired by Dow Chemical Company in 2006. From 1996 to 2000, Mr. Wu served as chief executive officer and founder of Omex Engineering and Construction Inc. Prior to Omex Engineering and Construction, from 1989 to 1996, Mr. Wu was the founder of World Wide Omex, Inc., an agent for a large oilfield service company. Mr. Wu received his bachelor’s degree from Southwest Petroleum University, Chengdu.

Mr. Wu is qualified to serve on our Board due to his deep industry expertise and his leadership experience.

Mr. Wu is a U.S. citizen and resides in the U.S.

Isida Tushe serves as our President, General Counsel and Corporate Secretary and is a proposed nominee for election to the Board as a Class III Director. Ms. Tushe has served as the Company’s General Counsel since March 15, 2023 and as the Company’s Corporate Secretary since May 8, 2023 and was appointed as President of the Company on April 18, 2024. Prior to joining the Company, Ms. Tushe served as the General Counsel and Corporate Secretary at DC Green Bank and mPhase Technologies, Inc., where she oversaw all legal and compliance matters. Prior to that, Ms. Tushe served as the General Counsel of FFP New Hydro LLC, a developer of low-impact hydroelectric energy generation and storage in the United States, overseeing all legal and lobbying functions. Ms. Tushe has also held various senior positions involving finance, commercial and legal aspects of structured finance, M&A, project finance and development, intellectual property and corporate governance, including as VP and Senior Counsel at Pine Gate Renewables, LLC and as VP of Project Finance and Counsel at Fuel Cell Energy, Inc.
Ms. Tushe is qualified to serve on our Board due to her legal and finance project experience, particularly with companies in power generation, renewables and clean technologies.
Ms. Tushe is a U.S. citizen and resides in the U.S.
Dr. Shengxian Wu was appointed as our Chief Operating Officer on April 18, 2024. Dr. Wu has served as Microvast China’s President since January 2021. Prior to joining Microvast China in March 2016, Dr. Wu served as manager of the Commercial Vehicle Research Institute of Zhejiang Geely Holding Group and Beiqi Foton Motor Company for more than 6 years. Dr. Wu holds a Bachelor of Science degree in Environmental Engineering from Beijing Institute of Technology and a Ph.D. in Lithium Battery from Beijing Institute of Technology.

Dr. Wu is a citizen of China and resides in China.

Dr. Wenjuan Mattis was appointed as our Chief Technology Officer on July 23, 2021. She joined Microvast, Inc. in 2013, and she has served as Microvast Inc.’s Chief Technology Officer since January 2018, leading the development of battery materials, cells, modules and packs from R&D to production. Prior to that, she served as Vice President of Technology since January 2015, and as Chief Scientist from October 2013 to December 2014. From March 2010 to October 2013, Dr. Mattis served as Senior Research Engineer at Dow Chemical Company in Midland, Michigan, where she led and participated in battery projects developing materials and cells for electrified vehicles and consumer electronics. In May 2016, Dr. Mattis was the youngest member ever elected to the board of directors of the International Meeting on Lithium Batteries association. She has also served as the Vice President of International Automotive Lithium Battery Association since June 2013. Dr. Mattis holds a Bachelor of Science degree in Mechanics and Engineering Science from Fudan University, Shanghai and a Ph.D. degree in Materials Science and Engineering from the Pennsylvania State University. Dr. Mattis has been working on the development of lithium-ion battery technology for over 16 years. She has authored 22 papers and holds 117 patents.

Dr. Mattis is a U.S. citizen and resides in the U.S.

Lu Gao was appointed as Chief Accounting Officer of the Company on July 23, 2021. She joined Microvast, Inc. as its Chief Accounting Officer in March 2019. Prior to joining Microvast, she worked for Deloitte Touche Tohmatsu Certified Public Accountants LLP from July 2005 to May 2018 in various positions, where she was the leading manager participating in auditing a number of U.S. listed companies. She holds a bachelor’s degree from Renmin University of China, with a major in accounting.

Ms. Gao is a citizen of China and resides in China.

OUR BOARD OF DIRECTORS
The following information is provided as of the Record Date.

Name	Age	Position(s)
Yang Wu*	58	Chief Executive Officer and Chairman of the Board
Arthur Wong	64	Director
Yeelong Tan Balladon**	65	Director
Wei Ying	58	Director
Yanzhuan Zheng**	60	Director

* Mr. Wu’s biography and age are included under “Our Executive Officers” above.
** Ms. Balladon and Mr. Zheng will resign from the Board effective as of the date of the 2024 Annual Meeting.

Yeelong Tan Balladon was appointed to the Board as a Class III Director effective July 1, 2022. Ms. Balladon has served as the lead independent trustee of the board of the Ashmore Funds since 2010 and as lead independent trustee since 2014. The Ashmore Funds is a registered U.S. mutual funds complex dedicated to investing in emerging markets. Ms. Balladon also served as a non-executive director of Pacnet Limited from 2008–2015 and Jasper Investments from 2011–2015. Ms. Balladon was an associate and subsequently a partner at Freshfields Bruckhaus Deringer, an international law firm, from 1982–1988 and 1994–2009. She retired from the partnership in 2009. Ms. Balladon holds an LL.B. from the National University of Singapore and is legally professionally qualified in Singapore, England & Wales and the New York Bar.

Ms. Balladon is qualified to serve on our Board due to her extensive legal and financial experience in the finance, banking and M&A sectors, particularly in emerging markets.

Ms. Balladon is a U.S. citizen and resides in the U.S.

Yanzhuan Zheng was elected to the Board as a Class III Director on July 23, 2021. Mr. Zheng was appointed as the Company’s Chief Financial Officer on July 23, 2021 and, on April 14, 2022, Mr. Zheng transitioned from his role as Chief Financial Officer of the Company to advisor. Mr. Zheng also served as Microvast, Inc.’s Chief Financial Officer and as a director since 2010. Prior to joining Microvast, Mr. Zheng joined Quantum Energy Partners, a Houston-based private equity firm, in 2007. Mr. Zheng began his career with Arthur Anderson LLP in 1997. Mr. Zheng holds a Master of Science degree in accounting from Texas A&M University and is a Certified Public Accountant and a CFA Charter holder.

Mr. Zheng is qualified to serve on our Board due to his extensive experience and knowledge of accounting and financial matters.

Mr. Zheng is a U.S. citizen and resides in the U.S.

Arthur Wong was elected to the Board as a Class II Director on July 23, 2021 and was re-elected on September 27, 2023. Mr. Wong currently serves as an independent director and Chairman of the audit committee of Daqo New Energy Corp. (NYSE: DQ). From March 2019 to June 2024, Mr. Wong served as an independent director of Canadian Solar Inc. (NASDAQ: CSIQ). From March 2020 to March 2022, Mr. Wong served as an independent director of Tarena International, Inc. (NASDAQ: TEDU). From 2008 to 2018, Mr. Wong served as the Chief Financial Officer for Asia New-Energy, Nobao Renewable Energy, GreenTree Inns Hotel Management Group and Beijing Radio Cultural Transmission Company Limited, sequentially. From 1982 to 2008, Mr. Wong worked for Deloitte Touche Tohmatsu in Hong Kong, San Jose and Beijing over various periods of time, with his last position as a partner in the Beijing office. Mr. Wong received a bachelor’s degree in applied economics from the University of San Francisco and a higher diploma of accountancy from Hong Kong Polytechnic University. He is a member of the American Institute of Certified Public Accountants, the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants.

Mr. Wong is qualified to serve on our Board due to his extensive experience and knowledge of accounting and financial matters as well as audit functions.

Mr. Wong is both a U.K. citizen and a Hong Kong citizen and resides in China.

Wei Ying was elected to the Board as a Class I Director on July 23, 2021 and was re-elected on August 12, 2022. Mr. Ying has been a director of Microvast, Inc. since June 2017. Since December 2014, Mr. Ying has been a managing partner and director of CDH Shanghai Dinghui Bai Fu Investment Management Co., Ltd., a key investment manager entity under CDH Investment, and some of its affiliates. Mr. Ying has served as a director of CHTC Fong’s Industries Company Limited (HKG: 0641) since September 2011, a director of Fountain Set (Holdings) Limited (HKG: 0420) since January 2015, a director of Giant Network Group Co., Ltd. (002558.SZ) since May 2016, a director of Zhongsheng Group Holdings Limited (OTCMKTS: ZSHGY) since December 2016, a director of Beijing East Environment Energy Technology Co., Ltd. (NEEQ: 831083) since July 2017, a director of Yunji Inc. (NASDAQ: YJ) since February 2018, and a director of Sinocelltech Group Limited (688520:Shanghai) since February 2019. Mr. Ying has also served as a director of Guolian Industry Investment Fund Management (Beijing) Co., Ltd. since February 2014, a director of Huaian Yuchu Transportation Co., Ltd. since August 2016, a director of Zhejiang Liji Electronics Co., Ltd. since December 2020, a director of Ane (Cayman) Inc. and its affiliates since August 2016, a director of Ningbo Dingcheng Investment Management Co., Ltd. since March 2018, a director of Shenzhen Tajirui Biomedical Co., Ltd. since July 2018, a director of Ningbo Dingyi Asset Management Co., Ltd. since October 2015, and a director of Shanghai Jiexin VC Investment Management Co., Ltd. since January 2017. Mr. Ying received a Bachelor’s Degree in Economics from Zheijiang Gohgshang University and a Master of Business Administration from the University of San Francisco School of Management.

Mr. Ying is qualified to serve on our Board due to his extensive leadership experience and industry knowledge.

Mr. Ying is a Hong Kong citizen and resides in Hong Kong.

Arrangements and Family Relationships

There are no arrangements or understandings between any of Yang Wu, Isida Tushe, Wenjuan Mattis, Ph.D., Shengxian Wu, Ph.D., or Lu Gao and any other persons pursuant to which such individual was appointed as an executive officer of the Company. Yang Wu, Yanzhuan Zheng and Arthur Wong were nominated by Mr. Wu as Wu Directors. See Certain Relationships and Related Party Transactions—Related Party Transactions—Stockholders Agreement for additional details regarding the Wu Directors. There are no family relationships between any of Yang Wu, Isida Tushe, Wenjuan Mattis, Ph.D., Shengxian Wu. Ph.D., or Lu Gao and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer.

Independence of Directors

Under applicable SEC rules and the continued listing requirements of Nasdaq (“Nasdaq Rules”), we are required to have a majority of independent directors serving on our Board. Our Board has determined that three of our five directors, namely, Yeelong Tan Balladon, Wei Ying and Arthur Wong, are independent within the meaning of Nasdaq Rule 5605(a)(2) and that Yixin Pan, if elected to the Board at the 2024 Annual Meeting, will be independent within the meaning of Nasdaq Rule 5605(a)(2).

Composition of Our Board

Our Board is divided into three classes, with each class serving a three-year term. Wei Ying is a Class I director whose term will expire at the 2025 Annual Meeting; Arthur Wong is a Class II director whose term will expire at the 2026 Annual Meeting; and each of Yang Wu, Yanzhuan Zheng and Yeelong Tan Balladon is a Class III director whose term will expire at the 2024 Annual Meeting.

Pursuant to the terms of the Stockholders Agreement, Mr. Wu has the right, but not the obligation, to nominate a certain number of directors for election (each, a “Wu Director”). Yang Wu, Yanzhuan Zheng and Arthur Wong were each nominated by Mr. Wu to serve as Wu Directors. See Certain Relationships and Related Party Transactions—Related Party Transactions—Stockholders Agreement for additional details regarding the Wu Directors.

Board Diversity Matrix

The following Board Diversity Matrix presents our Board diversity statistics as of the Record Date in accordance with Nasdaq Rule 5606, as self-disclosed by our directors. Our Board satisfies the minimum objectives of Nasdaq Rule 5606(f)(3) by having at least one director who identifies as female and at least one director who identifies as a member of an underrepresented minority (as defined by Nasdaq Rules).

Board Diversity Matrix (as of the Record Date)
Total Number of Directors:	5
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	4
Part II: Demographic Background
African American or Black
Alaskan Native or American Indian
Asian	1	4
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Meeting Attendance

During Fiscal 2023, the full Board met 12 times. Each member of the Board attended or participated in 75% or more of the aggregate of: (i) the total number of meetings of the Board (held during the period for which such person has been a director); (ii) the total number of subcommittee meetings of the Board or one of its committees on which such person served; and (iii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served) during Fiscal 2023.

In addition, our Corporate Governance Guidelines provide that directors are expected to attend the Company’s annual meeting of stockholders.

Committees of the Board

Our Board has an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. The Board committees act in an advisory capacity to the full Board, except that the Compensation Committee has direct responsibility for the Chief Executive Officer’s goals, performance and compensation along with compensation of other executive officers, and the Audit Committee has direct responsibility for appointing, replacing, compensating and overseeing our independent registered public accounting firm. Our Board has adopted written charters for each of the standing committees that clearly establish the committees’ respective roles and responsibilities, which are posted to our website at https://ir.microvast.com/leadership-governance/documents-charters. In addition, each committee has the authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties. The Board has determined that each member of the Audit Committee meets the independence requirements under the Nasdaq Rules and the rules and regulations of the SEC applicable to audit committee members. The Board has also determined that each member of the Compensation Committee meets the independence requirements under the Nasdaq Rules and the rules and regulations of the SEC applicable to compensation committee members.

Audit Committee

The Board has established an Audit Committee in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Our Audit Committee consists of Ms. Balladon, Mr. Wong and Mr. Ying, with Mr. Wong serving as chair and as the audit committee financial expert. Under the applicable Nasdaq Rules and rules and regulations of the SEC, our Audit Committee must consist of all independent members. Each of Ms. Balladon, Mr. Wong and Mr. Ying is independent under the applicable Nasdaq Rules and rules and regulations of the SEC

The Board has adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including:

•reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our Form 10-K;
•discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•discussing with management major risk assessment and risk management policies;
•reviewing and approving all related-party transactions;
•inquiring and discussing with management our compliance with applicable laws and regulations;
•monitoring the independence of the independent auditor;
•verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•appointing or replacing the independent auditor;
•determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and
•approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Our Audit Committee held six meetings in Fiscal 2023.

Financial Experts on Audit Committee

The Audit Committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq Rules and the rules and regulations of the SEC, who are “financially literate,” as defined under the Nasdaq Rules. The Nasdaq Rules define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. All members of our Audit Committee are financially literate. In addition, we are required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication (the “financial expert”). Arthur Wong serves as the financial expert on the Audit Committee.

Compensation Committee

The Board has established a Compensation Committee. Mr. Wong and Ms. Balladon serve as members of our Compensation Committee, with Ms. Balladon serving as its chair. Under the applicable Nasdaq Rules and rules and regulations of the SEC, our Compensation Committee must consist of all independent members. Each of Mr. Wong and Ms. Balladon is independent under the applicable Nasdaq Rules and rules and regulations of the SEC.

The Board has adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
•reviewing and approving the compensation of all of our other executive officers;
•reviewing our executive compensation policies and plans;

•reviewing our incentive compensation equity-based remuneration plans;
•assisting management in complying with our prospectus and annual report disclosure requirements;
•approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
•if required, producing a report on executive compensation to be included in our annual prospectus; and
•reviewing, evaluating and recommending to the Board changes, if appropriate, to the remuneration for directors.

Our Compensation Committee held five meetings in Fiscal 2023.

Role of the Compensation Committee and the Chief Executive Officer

The Compensation Committee, consisting entirely of independent directors, is responsible for determining the compensation of our executive officers. The Compensation Committee regularly evaluates the Company’s executive compensation practices to determine if any changes may be appropriate. During this process, the Compensation Committee may consult with the Chief Executive Officer and other members of management; however, the Compensation Committee operates independently of management and receives compensation advice and data from an outside independent advisor. The Compensation Committee may, from time to time, delegate authority to one or more subcommittees consisting of one or more of its members when and as the Compensation Committee deems appropriate in order to carry out its responsibilities.

The Chief Executive Officer reviews and discusses the performance of the other executive officers with the Compensation Committee to assist it in determining whether changes in their compensation may be appropriate. The Compensation Committee gives considerable weight to the Chief Executive Officer’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. While Mr. Wu provides input with respect to the other executive officers, Mr. Wu has not and does not participate in the Compensation Committee’s deliberations or decisions with regard to his own compensation.

Role of Independent Compensation Advisors

For Fiscal 2023, the Compensation Committee engaged a compensation consultant, Frederic W. Cook & Co. (“FW Cook”) to help it in assessing executive officer and director compensation. While the Compensation Committee considered input from FW Cook, the Compensation Committee’s decisions ultimately reflect many factors and considerations. For Fiscal 2023, the Compensation Committee reviewed the independence of FW Cook pursuant to SEC rules and the Nasdaq Rules and concluded that FW Cook was independent and that its work for the Compensation Committee did not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Board has established a Nominating and Corporate Governance Committee. Mr. Wong and Ms. Balladon serve as members of our Nominating and Corporate Governance Committee, with Mr. Wong serving as its chair. Each of Mr. Wong and Ms. Balladon is independent under the applicable Nasdaq Rules and rules and regulations of the SEC.

The primary purpose of our Nominating and Corporate Governance Committee is to assist the Board in matters relating to the appropriate size, functioning and needs of the Board, including, but not limited to, recruitment and retention of high-quality members of the Board and committee composition and structure.

Our Nominating and Corporate Governance Committee held four meetings in Fiscal 2023.

Guidelines for Selecting Director Nominees.

The guidelines for selecting nominees, which are specified in the Nominating and Corporate Governance Committee charter, generally provide that persons to be nominated:

•should have demonstrated notable or significant achievements in business, education or public service;
•should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
•should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.
The Nominating and Corporate Governance Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The Nominating and Corporate Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time-to-time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of Board members. The Nominating and Corporate Governance Committee does not distinguish among nominees recommended by stockholders and other persons.

CORPORATE GOVERNANCE

Our Commitment to Sound Corporate Governance

We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted guidelines that serve as a flexible framework within which our Board and its committees operate (the “Corporate Governance Guidelines”). These Corporate Governance Guidelines cover a number of areas including the size and composition of the Board, board membership criteria and director qualifications, director responsibilities, board agenda, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

The full text of our Corporate Governance Guidelines may be viewed on our website at https://ir.microvast.com/leadership-governance/documents-charters.

The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC. Any websites or hyperlinks provided herein shall only be for informational purposes.

Board Leadership Structure

With respect to the roles of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and our Board is able to exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Mr. Wu currently holds the combined roles of Chairman of the Board and Chief Executive Officer. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.

The Nominating and Corporate Governance Committee routinely reviews our governance practices and board leadership structure.

Board Risk Oversight Functions

Our Audit Committee is responsible for overseeing our risk management process. Our Audit Committee focuses on our general risk management strategy and the most significant risks facing us and oversees the implementation of risk mitigation strategies by management. Our Audit Committee is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our Compensation Committee is principally responsible for establishing, overseeing and administering our compensation plans and policies for our executive officers, including our equity incentive plans. Our Compensation Committee is also responsible for overseeing risks related to our compensation programs and practices. Our Compensation Committee has assessed the risk associated with our compensation policies and practices for our employees and determined that the risks associated with such policies and practices are not reasonably likely to have a material adverse effect on us. Our

Compensation Committee utilizes compensation practices that it believes discourage our employees from excessive risk‑taking that could be reasonably likely to have a materially adverse effect on us.

Anti-Hedging and Anti-Pledging Policy

In accordance with our Insider Trading Policy, all of our officers, directors, and employees are prohibited from engaging in any hedging transactions involving Company securities, including through the use of financial instruments such as call or put options, prepaid variable forward contracts, equity swaps, collars and exchange funds. Our Insider Trading Policy also prohibits our officers, directors, and certain employees from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Compensation Committee Interlocks and Insider Participation

M. Stanley Whittingham stepped down as a member of the Compensation Committee and as a member of the Board on October 9, 2023. In addition, Stephen A. Vogel stepped down as a member of the Compensation Committee and as a member of the Board on July 7, 2024. Arthur Wong was appointed as a member of the Compensation Committee, effective July 7, 2024. None of Messrs. Whittingham, Vogel or Wong or Ms. Balladon is or has been an employee or officer of the Company. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more of its executive officers serving as a member of our Board.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees. A copy is available on our website at https://ir.microvast.com/leadership-governance/documents-charters.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board. The Nominating and Corporate Governance Committee is responsible for ensuring that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The Board is responsible for selecting the nominees for election to the Board.

Director Selection

The Nominating and Corporate Governance Committee recommends to the Board criteria for Board and committee membership, which include a description of any specific, minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by a nominee, and a description of any specific qualities or skills believed to be necessary for one or more of the Company’s directors to possess. The adequacy of such criteria will be reassessed by the Nominating and Corporate Governance Committee periodically and any proposed changes will be submitted to the Board for approval.

The Nominating and Corporate Governance Committee is responsible for reviewing all stockholder nominations and determining whether the nomination and nominee satisfy all applicable eligibility requirements. Stockholders may recommend director candidates for consideration by our Nominating and Corporate Governance Committee by sending notice to Microvast Holdings, Inc., Attention: Corporate Secretary, 12603 Southwest Freeway, Suite 300, Stafford, Texas 77477.

Assessment of Board and Committee Performance

The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each committee, respectively.

Executive Sessions

Independent directors meet in executive session in which independent directors meet without the presence or participation of management at Board meetings and meet in executive session at other times whenever they believe it appropriate. The chair of the Nominating and Corporate Governance Committee will preside as the chair at meetings of independent directors.

Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board, its independent directors, one of its committees or with an individual director regarding matters related to the Company should send the communication, with a request to forward the communication to the intended recipient or recipients, to:

Microvast Holdings, Inc.
Attention: Corporate Secretary
12603 Southwest Freeway, Suite 300
Stafford, Texas 77477

We will forward stockholder correspondence, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Further, we will not forward any abusive, threatening or otherwise inappropriate materials.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and Nasdaq by certain deadlines. Based on a review of Section 16 filings with respect to our Company made during or with respect to the preceding year, we are not aware of any late Section 16(a) filings other than one late filing by Mr. Vogel reporting one transaction, one late filing by each of Dr. Mattis and Ms. Balladon reporting two transactions and one late filing by each of Messrs. Wong, Ying and Whittingham reporting three transactions.

EXECUTIVE COMPENSATION

This section sets forth the compensation of our named executive officers for the year ended December 31, 2023 (our “NEOs”). Our NEOs are:

Name	Position
Yang Wu	Chairman and Chief Executive Officer
Craig Webster	Former Chief Financial Officer
Zachariah Ward	Former President
Shane Smith	Former Chief Procurement Officer

As an emerging growth company under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. Accordingly, we have not included in this section a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the “Summary Compensation Table” and the “Outstanding Equity Awards at Fiscal Year-End” table below. Additionally, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” votes.

Summary Compensation Table

The following table sets forth the compensation of our NEOs for the years ended December 31, 2022 and 2023.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Nonequity Incentive Plan Compensation ($)(3)	All other compensation ($)	Total Compensation ($)
Yang Wu	2023	550,008	—	—	99,000	—	649,008
Chairman and Chief Executive Officer	2022	542,895	439,997	—	—	—	982,892
Zachariah Ward(4)	2023	383,333	279,750	1,480,000	—	—	2,143,083
Former President
Craig Webster(5)	2023	400,000	279,750	—	48,000	—	727,750
Former Chief Financial Officer	2022	309,908	159,993	3,190,000	—	13,330	3,673,231
Shane Smith(6)	2023	276,208	279,750	—	—	1,092,398(7)	1,648,356
Former Chief Procurement Officer

(1)Represents the aggregate grant date fair value of stock awards granted to our named executive officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB Topic 718”). The 2023 stock awards consist of grants of restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted pursuant to the Microvast Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The terms of the 2023 RSUs and PSUs are summarized in “Elements of Executive Compensation—Long Term Incentives” below. The assumptions made when calculating the amounts reported are found in Note 22, “Share-Based Payment” to our audited consolidated financial statements included in Part II, Item 8 of the Annual Report. Assuming maximum level of performance, the aggregate grant date values of the RSUs and PSUs are as follows:

Name	RSUs ($)	PSUs ($)	Total ($)
Yang Wu	—	—	—
Zachariah Ward	122,250	236,250	358,500
Craig Webster	122,250	236,250	358,500
Shane Smith	122,250	236,250	358,500

(2)    Represents the grant date fair value of stock options granted to our named executive officers, computed in accordance with FASB Topic 718. The terms of the 2023 stock options are summarized in “Elements of Executive Compensation—Ward Performance Stock Options” below. The assumptions made when calculating the amounts reported are found in Note 22, “Share-Based Payment” to our audited consolidated financial statements included in Part II, Item 8 of the Annual Report.
(3)    2023 non-equity incentive plan compensation was earned pursuant to the Company’s short-term cash incentive program as described in “Elements of Executive Compensation—Short-Term Incentives” below.
(4)    Mr. Ward was promoted to President of the Company effective August 3, 2023. Mr. Ward was not previously an NEO of the Company. Mr. Ward resigned his employment with the Company effective February 5, 2024.
(5)    Effective April 10, 2024, Mr. Webster ceased to serve as the Chief Financial Officer of the Company and transitioned to the role of Special Advisor to the Company’s Chief Executive Officer.
(6)    Mr. Smith’s employment with the Company terminated effective September 4, 2023. Mr. Smith was previously an NEO for the year ended December 31, 2021 but was not an NEO for the year ended December 31, 2022.
(7)    Represents the cash severance paid and accrued for Mr. Smith during 2023 and the value of accelerated vesting of equity awards in connection with Mr. Smith’s termination of employment, as summarized in “Smith Separation Agreement” below.
Elements of Executive Compensation

Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our NEOs are designed to reflect each NEO’s scope of responsibility and accountability to us. The base salaries for each of our NEOs for 2023 were: Mr. Wu—$550,000; Mr. Ward—$450,000; Mr. Webster—$400,000; and Mr. Smith—$400,000.

Short-Term Incentives
On January 31, 2023, the Compensation Committee of the Board established short-term cash incentive opportunities for our NEOs for 2023, which pay out in cash as a percentage of each NEO’s base salary based on achievement of pre-determined revenue and adjusted gross margin performance goals, each weighted equally. The Compensation Committee set the following bonus targets for our NEOs for 2023: Mr. Wu—30% of base salary ($165,000); Mr. Ward—20% of base salary ($90,000); Mr. Webster—20% of base salary ($80,000); and Mr. Smith—20% of base salary ($80,000).
Short-term incentives pay out 0% of target if the threshold performance goal or below is achieved and 120% of target if the maximum performance goal or above is achieved. Payouts are linearly interpolated for performance between levels. Because the adjusted gross margin component of the 2023 short-term incentive opportunity was achieved at maximum, each of Messrs. Wu and Webster was eligible to receive a payout of 60% of his target short-term incentive. Messrs. Ward and Smith were not eligible to receive a short-term incentive payment due to their resignations of employment prior to the performance certification date.

Long-Term Incentives
On January 31, 2023, the Compensation Committee approved a new long-term incentive program (the “2023 LTI”) pursuant to the 2021 Plan. The 2023 LTI includes two components: (i) time-vesting RSUs and (ii) PSUs. The RSUs will vest in equal installments on each of January 31, 2024, 2025 and 2026, provided that the recipient continues to provide services to the Company through the applicable vesting date. The PSUs will vest, if at all, based on the Company’s achievement of relative total shareholder return (“TSR”) targets during the performance period from January 1, 2023 through December 31, 2025, provided that the recipient continues to provide services to the Company through the date achievement is certified by the Compensation Committee.
Relative TSR is measured based on stock price appreciation (including reinvested dividends) of constituent companies in a predetermined peer group during the performance period. Companies in the peer group are ranked based on their TSR during the performance period and PSUs are earned based on the percentile rank of the Company’s TSR during the performance period relative to the TSR of the members of the comparator peer group. The PSUs are earned at 50% of target if the company TSR performance is achieved at the 25th percentile and 150% of target if the company TSR performance is achieved at the 75th percentile or higher, with payouts linearly interpolated for performance between levels, and there is 0% payout for company TSR performance below the 25th percentile.
Under the 2023 LTI, Messrs. Ward, Webster and Smith were each granted 75,000 RSUs and 75,000 PSUs (at target). Mr. Wu did not participate in the 2023 LTI.
Because performance under the Company’s 2021 long-term incentive program was certified at below threshold performance, all PSUs granted under the 2021 long-term incentive program were forfeited by our NEOs.
Ward Performance Stock Options
In connection with his promotion to President of the Company, Mr. Ward was granted options to purchase 1,000,000 shares of the Company’s common stock under the 2021 Plan. The options vest over three years, subject to satisfaction of certain business acquisition and capital improvement performance goals and have an exercise price of $2.67. in connection with Mr. Ward’s resignation, these options were forfeited and cancelled for no consideration. In connection with his resignation, Mr. Ward forfeited all unvested equity awards.

Employment, Transition and Separation Agreements with NEOs

Mr. Wu is, and during their employment with the Company, each of our other NEOs was, party to a written employment arrangement with the Company (the “Employment Agreements”). The material terms of each of those arrangements are summarized below. For a description of the compensation actually paid to the NEOs for Fiscal 2023, please refer to the “Summary Compensation Table” above. The Employment Agreements with Messrs. Webster, Smith and Ward terminated in connection with the termination of their employment.
Subject to earlier termination in accordance with the Employment Agreements, each of our NEOs is engaged for a three-year term of employment, at the end of which their term of employment will be automatically extended for additional 12-month periods unless a notice of non-renewal is given by either party in accordance with the notice requirements of the Employment Agreement prior to the expiration of the term then in effect.
The Employment Agreements provide for an annual base salary, the opportunity to participate in the Company’s annual incentive bonus plan for senior executives and the Company’s long-term incentive plan, each in accordance with the terms of such plans that may be in effect from time-to-time and subject to such other terms as the Board may approve and eligibility to participate in the benefit plans or programs of the Company generally provided to other similarly situated executives of the Company.
The term of employment under the Employment Agreements may be terminated by either the Company or the executive at any time and for any reason upon thirty (30) days’ prior written notice. Upon a termination by the Company or an executive for any reason, an executive (or his or her estate upon a termination due to death of the executive) will receive all accrued salary and any earned but unpaid bonuses through and including the date of termination. Following a termination due to death or disability of an executive, the executive (or his or her estate) will also receive: (i) a pro rata bonus for the annual bonus that the executive would have earned for the fiscal year in which the death or disability occurs based on performance as determined by the Board, prorated for the period of time during the fiscal year worked by the executive; and (ii) if the death or disability occurs within their three-year term, full acceleration of any equity awards or other long-term incentive awards held by the executive as of the effective time of the executive’s Employment Agreement that were granted to the executive prior to such effective time. Any other outstanding equity awards or long-term incentive awards granted to the executive following the effective time of the executive’s Employment Agreement will be treated in accordance with the terms of the applicable plans and award agreements.
Following a termination of employment by the Company without Cause (as defined in the Employment Agreements) or due to resignation by an executive for Good Reason (as defined in the Employment Agreements), in either case, prior to a Change in Control (as defined in the Employment Agreements), subject to the execution and non-revocation by the executive of a general release of claims in favor of the Company, the executive will be entitled to: (i) an amount equal to, for the Chief Executive Officer, two and a half times, and for each other NEO, one and a half times, the sum of (x) the executive’s then-current base salary plus (y) the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) the target annual bonus for the fiscal year in which the termination or resignation occurs, payable in substantially equal monthly installments over a period of 30 months for the Chief Executive Officer and 18 months for each other NEO; and (ii) if the termination without Cause or resignation for Good Reason occurs within three years following the effective time of the executive’s Employment Agreement, full acceleration of any equity awards or other long-term incentive awards held by the executive as of the effective time of the executive’s Employment Agreement that were granted to the executive prior to such effective time. Any other outstanding equity awards or long-term incentive awards granted to the executive following the effective time of the executive’s Employment Agreement will be treated in accordance with the terms of the applicable plans and award agreements.
Following a termination by the Company without Cause or due to resignation by an executive for Good Reason on or within two years following the closing of a Change in Control, subject to the execution and non-revocation by the executive of a general release of claims in favor of the Company, the executive will be entitled to: (i) an amount equal to, for the Chief Executive Officer, three times, and for each other NEO, two times, the sum of (x) the executive’s then-current base salary plus (y) the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) the target annual bonus for the fiscal year in which the termination or resignation occurs, payable in a single lump sum within 75 days of the termination or resignation; (ii) a pro rata bonus of the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) the annual bonus the executive would have earned for the fiscal year in which the termination or resignation occurs based on performance as determined through the date of termination or resignation, prorated for the period of time during the fiscal year worked by the executive, payable in a single lump sum within 75 days of the termination or resignation; and (iii) full acceleration of all outstanding equity awards held by the executive as of the date of termination or resignation.
Each of our NEOs is subject to restrictive covenants as follows: (i) a post-termination non-compete covenant for a period of 18 months following the executive’s termination or resignation for any reason; (ii) confidentiality restrictions through the time period such confidential information remains not generally known to the public; and (iii) customer and employee non-solicitation and non-interference for a period of 18 months following the executive’s termination or resignation for any reason.
Webster Transition Services Agreement
In connection with Mr. Webster’s transition to Special Advisor to the Chief Executive Officer of the Company, the Company and Mr. Webster entered into a Transition Services Agreement on April 10, 2024 (the “Webster Agreement”), pursuant to which Mr. Webster will provide transition and advisory services as an employee of the Company as may be reasonably requested by the Company’s Chief Executive Officer or the Company’s Board of Directors. Mr. Webster will provide transition services through April 10, 2025 (the “Separation Date”), unless terminated earlier as permitted in the Webster Agreement or extended upon the mutual agreement of the Company and Mr. Webster. In exchange for Mr. Webster’s transition services, Mr. Webster will receive (i) a monthly salary equal to $16,666.67, payable in accordance with the Company’s ordinary payroll practices, (ii) a lump-sum payment equal to $48,000, payable on the first payroll period that occurs following April 10, 2024 and (iii) a prorated payment from the Company’s short-term incentive program for 2024 (the “2024 STIP”) consistent with the actual payments made to the Company’s executive officers following certification of the performance goals for the 2024 STIP, payable in a lump-sum at the time such payments are made to the Company’s executive officers. Mr. Webster will remain entitled to participate in certain benefit plans and programs of the Company until the Separation Date.
Pursuant to the Webster Agreement, all RSUs, PSUs and stock options held by Mr. Webster as of April 10, 2024 will vest in full immediately following the Separation Date and such vested stock options will be remain exercisable until the earlier of (i) 90 days following the end of the transition period or (ii) the expiration date of the stock options; provided, that all RSUs and PSUs that are vested in accordance with the Webster Agreement will be settled as soon as reasonably practicable following the Separation Date and subject to Mr. Webster’s execution and non-revocation of a release of claims in favor of the Company.
Smith Separation Agreement
In connection with his termination of employment with the Company, Mr. Smith entered into a Separation Agreement with the Company, dated August 23, 2023 (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Mr. Smith was entitled to receive cash severance in the amount of $720,000, payable in substantially equal installments over the 18-month period following Mr. Smith’s termination of employment, and all outstanding equity awards granted to Mr. Smith under the 2021 Plan vested in full as of Mr. Smith’s separation date, with all performance-based awards vesting at target performance and all stock options remaining exercisable for 90 days following Mr. Smith’s termination of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by each of our NEOs as of December 31, 2023.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Yang Wu	—	—	—	—	—	—	25,902(2)		36,263
	—	—	—	—	—	—	—	—	—
Zachariah Ward	—	1,000,000(3)	2.67	8/3/2033	—	—	—		—
	166,667	333,333(4)	2.42	7/7/2032	—	—	—		—
	—	—	—	—	8,424(5)	11,794	—		—
	—	—	—	—	75,000(6)	105,000	—		—
	—	—	—	—	—	—	37,500(7)		52,500
Craig Webster	333,333	666,667(8)	5.69	4/14/2032	—	—	—		—
	—	—	—	—	—	—	6,279(2)		8,791
	—	—	—	—	75,000(6)	105,000	—		—
	—	—	—	—	—	—	37,500(7)		52,500
Shane Smith(9)	—	—	—	—	—	—	—		—

(1)The value presented in the table is equal to the product of the number of RSUs and PSUs, as applicable, that had not vested as of December 31, 2023 and the closing price of our common stock on such date, which was $1.40.
(2)Represents PSUs granted under the 2021 Plan pursuant to the Company’s 2022 long-term incentive program at threshold performance. These PSUs will vest, subject to achievement of the applicable performance criteria and the NEO’s continued employment with or services to us or one of our affiliates through the vesting date, following the end of the performance period on December 31, 2024.
(3)Represents stock options granted under the 2021 Plan. These stock options will vest in equal installments on each of August 3, 2024, August 3, 2025 and August 3, 2026, subject to achievement of the applicable performance criteria and the NEO’s continued employment with or services to us or one of our affiliates through the vesting date.
(4)Represents stock options granted under the 2021 Plan. These stock options will vest in equal installments on each of July 7, 2024 and July 7, 2025, subject to the NEO’s continued employment with or services to us or one of our affiliates through the vesting date.

(5)Represents RSUs granted under the 2021 Plan. 50% of these RSUs vested on January 31, 2024 and 50% of these RSUs will vest on January 31, 2025, subject to the NEO’s continued employment with or services to us or one of our affiliates through the vesting date.
(6)Represents RSUs granted under the 2021 Plan. These RSUs will vest in equal installments on each of January 31, 2024, January 31, 2025 and January 31, 2026, subject to the NEO’s continued employment with or services to us or one of our affiliates through the vesting date.
(7)Represents PSUs granted under the 2021 Plan pursuant to the 2023 LTI at threshold performance. These PSUs will vest, subject to achievement of the applicable performance criteria and the NEO’s continued employment with or services to us or one of our affiliates through the vesting date, following the end of the performance period on December 31, 2025.
(8)Represents stock options granted under the 2021 Plan. These stock options will vest in equal installments on each of April 14, 2024 and April 14, 2025.
(9)In connection with Mr. Smith’s termination of employment with the Company, all outstanding equity awards granted to Mr. Smith under the 2021 Plan vested in full as of Mr. Smith’s separation date, with all performance-based awards vesting at target performance and all stock options remaining exercisable for 90 days following Mr. Smith’s termination of employment. As a result, Mr. Smith did not hold any outstanding equity awards as of December 31, 2023.

Retirement Plans
We sponsor a 401(k) plan covering substantially all our employees, including our NEOs. Eligible employees may elect to make pre-tax contributions to the plan, subject to limitations set forth by the plan and the Code. All eligible employees, including our NEOs, may participate in the plan on substantially the same terms. We do not provide matching employer contributions to employees’ accounts under the plan.

Termination and Change in Control Provisions

Descriptions of the severance payments and benefits to be provided to our NEOs, including in respect of equity awards held by our NEOs, in connection with certain terminations of employment both in connection with a change in control and not in connection with a change in control, are set forth in “Elements of Executive Compensation—Long Term Incentives” and “Employment, Transition and Separation Agreements with NEOs” above.

DIRECTOR COMPENSATION

The table below sets forth information regarding non-employee director compensation for the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Yanzhuan Zheng(3)	—	—	—
Arthur Wong	94,103	110,026	204,129
M. Stanley Whittingham(4)	56,103	110,026	166,129
Stephen Vogel	84,103	110,026	194,129
Ying Wei	74,103	110,026	184,129
Yeelong Tan Balladon	89,103	110,026	199,129

(1)Reflects changes to the Company’s non-employee director compensation policy effective August 3, 2023, as summarized under “Non-Employee Director Compensation” below. Includes the portion of the non-employee director’s annual cash retainer received as Elective RSUs, as summarized in “Non-Employee Director Compensation” below, computed in accordance with FASB Topic 718, as follows: Mr. Wong—7,788; Mr. Whittingham—4,842; Mr Vogel—18,018, and Mr. Ying—30,634.
(2)Represents the aggregate grant date fair value of the annual RSUs computed in accordance with FASB Topic 718. As summarized in “Non-Employee Director Compensation” below, in connection with changes to the Company’s non-employee director compensation policy during 2023, the number of annual RSUs granted to our directors in 2023 was based on the portion of the award applicable to service during the third and fourth quarters of fiscal 2023 and all of Fiscal 2024, multiplied by our closing stock price on the effective date of the Company’s 2023 non-employee director compensation policy. For each non-employee director other than Mr. Zheng, represents 53,671 RSUs, which, together with the unvested Elective RSUs described below, represent all outstanding equity awards held by our non-employee directors other than Mr. Zheng as of December 31, 2023.
(3)Mr. Zheng does not receive any compensation for services provided to the Company as a director. Pursuant to the terms of a consulting agreement between Mr. Zheng and the Company, Mr. Zheng received the following as compensation for services provided to the Company as an advisor during 2023: salary and fees—$297,014; RSUs—$65,200; PSUs—$84,000 at target performance ($126,000 at maximum performance). As of December 31, 2023, Mr. Zheng had 1,122,100 stock options, 40,000 RSUs and 49,419 PSUs (at target performance) outstanding.
(4)Mr. Whittingham resigned as a Board member on October 9, 2023. In connection with his resignation, Mr. Whittingham forfeited all of his unvested RSUs.

Non-Employee Director Compensation
For Fiscal 2023, our non-employee directors other than Mr. Zheng were compensated for services in accordance with our non-employee director compensation policy that was adopted by our Board on May 11, 2022 (the “2022 Director Compensation Policy”) and the non-employee director compensation policy that was adopted by our Board on August 3, 2023 (the “2023 Director Compensation Policy”). The materials terms of each of the 2022 Director Compensation Policy and 2023 Director Compensation Policy are described below.
For their service to the Company during the first and second fiscal quarters of 2023 and the portion of the third fiscal quarter that preceded August 3, 2023, our non-employee directors other than Mr. Zheng received cash compensation in accordance with the 2022 Director Compensation Policy. For their service to the Company from August 3, 2023 through December 31, 2023, our non-employee directors other than Mr. Zheng received cash compensation in accordance with the 2023 Director Compensation Policy. Annual cash compensation amounts are payable in equal quarterly installments, in arrears on or about the last day of each fiscal quarter in which the service occurred.
For their service to the Company during 2023, each of our non-employee directors other than Mr. Zheng received an annual award of RSUs under the 2023 Director Compensation Policy, which will vest on December 31, 2024, subject to the director’s continued service through such date. The Company does not expect to make another grant of annual RSUs to our non-employee directors during 2024. In addition, our non-employee directors other than Mr. Zheng may elect to receive all or a portion of their annual cash retainer in the form of RSUs (the “Elective RSUs”). The grant date of the Elective RSUs is the date the non-employee director makes the election to receive equity in lieu of his or her cash retainer and the value of the RSUs is equal to the amount of the non-employee director’s annual cash retainer that is foregone. The Elective RSUs vest in quarterly installments on the last day of each fiscal quarter. The number of Elective RSUs each non-employee director received in 2023 are set forth in footnote 4 to the “Director Compensation” table above. Commencing with 2024, our non-employee directors must make elections to receive equity in lieu of his or her cash retainer prior to the start of the calendar year, which elective RSUs will vest in equal installments on the last day of each fiscal quarter during the calendar year.

	2022 Director Compensation Policy	2023 Director Compensation Policy
Board Member Retainer	$70,000	$80,000
Lead Independent Director Retainer	$25,000	$25,000
Audit Committee Chair Retainer	$20,000	$20,000
Compensation Committee Chair Retainer	$15,000	$15,000
N&GC Committee Chair Retainer	$10,000	$10,000
Annual Restricted Stock Units (GDFV)	$80,000	$95,000

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The following includes a summary of transactions since January 1, 2023 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”

Zheng Agreement

On April 14, 2022, in connection with Mr. Zheng’s termination of employment, the Company and Mr. Zheng entered into a transition services agreement (the “Zheng Agreement”), pursuant to which Mr. Zheng provides transition support and services as may be reasonably requested by the Chief Executive Officer, the Chief Financial Officer and the Board. Pursuant to the Zheng Agreement, Mr. Zheng provided transition services for an initial term of 18 months commencing on the date of employment termination, and thereafter continues to provide transition services on an as-needed basis, unless terminated earlier as permitted in the Zheng Agreement. In exchange for Mr. Zheng’s transition services, Mr. Zheng receives a consulting fee equal to $25,000 per month, which Mr. Zheng voluntarily reduced to $16,667 per month effective March 11, 2024.

Pursuant to the Zheng Agreement, all capped RSUs and stock options held by Mr. Zheng as of the date of employment termination vested in full, with the stock options remaining exercisable until three months following the termination of his transition services in accordance with the terms and conditions of the stock option award agreement. All RSUs and PSUs held by Mr. Zheng as of the date of employment termination remain outstanding and will continue to be subject to their terms and conditions under the 2021 Plan and the applicable award agreements. Mr. Zheng remains eligible to participate in the Company’s long-term incentive and short-term incentive plans for each fiscal year of service.

Stockholders Agreement

In connection with the Business Combination, on July 23, 2021, the Company, Mr. Yang Wu and Tuscan Holdings Acquisition LLC entered into an agreement (the “Stockholders Agreement”) which provides that Mr. Wu will have the right, but not the obligation, to nominate for election to the Board at every meeting of the stockholders of the Company at which directors are elected a number of individuals (rounded up to the nearest whole number) equal to (a) the total number of directors, multiplied by (b) the quotient obtained by dividing the shares of common stock beneficially owned by Mr. Wu by the total number of outstanding shares of common stock (each, a “Wu Director”) less the number of Wu Directors then serving on the Board and whose terms in office are not expiring at such meeting. Mr. Wu, Yanzhuan Zheng, M. Stanley Whittingham and Arthur Wong were nominated by Mr. Wu as the initial Wu Directors. The Stockholders Agreement provides that any increase or decrease in the number of directors will require the affirmative vote of the Wu Directors.

Indemnity Agreements

The Company has entered into indemnity agreements with certain of its executive officers and directors. These agreements provide, among other things, that the Company will indemnify the executive officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s bylaws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date, by:

•each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•each named executive officer and director of the Company; and
•all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including RSUs that will settle and stock options and warrants that are currently exercisable or will be exercisable within 60 days.

Names and Addresses of Beneficial Owners(1)	Number of Shares	Percent Beneficially Owned(2)
Directors and Named Executive Officers:
Yang Wu(3)	90,536,953	28.1
Arthur Wong(4)	72,350	*
Wei Ying(5)	142,624	*
Yanzhuan Zheng(6)	1,805,433	*
Yeelong Tan Balladon(7)	42,397	*
Craig Webster(8)	1,019,744	*
Zachariah Ward(9)	33,423	*
Shane Smith(10)	2,820,010	*
All directors and executive officers as a group (9 persons)	97,629,921	29.8
Five Percent Holders:
Yang Wu(3)	90,536,953	28.1
CDH Griffin Holdings Company Limited(11)	40,435,753	12.8
* Less than one percent.

(1)Unless otherwise indicated, the business address of each of the individuals listed is c/o Microvast Holdings, Inc., 12603 Southwest Freeway, Suite 300, Stafford, Texas 77477.
(2)The percentage of beneficial ownership is calculated based on 316,887,855 shares of common stock currently issued and outstanding as of the Record Date. Shares issuable upon the exercise of warrants or stock options and RSUs scheduled to vest within 60 days are deemed outstanding in the denominator used for computing the percentage of the respective person or group holding such warrants, stock options or restricted stock units but are not outstanding for computing the percentage of any other person or group. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
(3)Includes 5,500,000 presently exercisable warrants and 2,000,000 shares held by Mr. Wu’s children, for which Mr. Wu has sole voting and shared dispositive power.
(4)Includes 3,571 elective RSUs that will vest on September 30, 2024.
(5)Includes 14,285 elective RSUs that will vest on September 30, 2024.
(6)Includes 1,122,100 presently exercisable stock options.
(7)Includes 2,120 elective RSUs that will vest on September 30, 2024.
(8)Includes 666,667 presently exercisable stock options.
(9)As of February 5, 2024, Mr. Ward’s last day of employment with the Company.
(10)As of September 4, 2023, Mr. Smith’s last day of employment with the Company.
(11)According to a Schedule 13G filed on February 15, 2022, Evergreen Ever Limited (“Evergreen”) has sole voting and dispositive power over 31,446,469 shares of common stock and Aurora Sheen Limited (“Aurora”) has sole voting and dispositive power over 5,734,018 shares of common stock. In addition, Hangzhou CDH New Trend Equity Investment Partnership (Limited Partnership) (“New Trend”) has sole voting and dispositive power over 3,255,266 shares of common stock that were issued in the name of (and held on behalf of New Trend by) MVST SPV Inc., a wholly owned subsidiary of the Company, pursuant to a framework agreement dated February 1, 2021 by and among the Company, New Trend and other parties named therein. The sole shareholder of Evergreen is Piccadilly, L.P., (“Piccadilly”) the sole general partner of which is CDH China HF Holdings Company Limited (“HF Holdings”). The sole shareholder of Aurora is Shanghai Dinghui Pingxun Investment Partnership (LLP) (“Shanghai Dinghui”) , the sole general partner of which is CDH Shanghai Baifu Wealth Management Company (“Shanghai Baifu”). Dispositive and voting power of the securities held by Evergreen and Aurora is exercised by the members of the investment and risk committee (the “IR Committee”), comprising Wu Shangzhi, Ying Wei, Li Dan, Wei Bin and William Hsu. The IR Committee is appointed by HF Holdings and Shanghai Baifu, respectively. HF Holdings and Shanghai Baifu may be deemed to have beneficial ownership over the shares held by Evergreen and Aurora, respectively. The general partner of New Trend is Dinghui Equity Investment Management (Tianjin) Company Limited (“Dinghui Equity”). Dispositive and voting power of the securities beneficially owned by New Trend is exercised by the members of the investment committee (the “Investment Committee”), comprising Wu Shangzhi, Jiao Shuge, Wang Lin and Huang Yan. The Investment Committee is appointed by Dinghui Equity. Dinghui Equity may be deemed to have beneficial ownership over the shares beneficially owned by New Trend. HF Holdings, Shanghai Baifu and Dinghui Equity are controlled by CDH Investment Management Company Limited (“CDH Investment”), and CDH Griffin Holdings Company Limited (“Griffin Holdings”) holds a majority of the equity interests in CDH Investment. The ultimate parent entity is Griffin Holdings. The address for each of the foregoing entities is 1503, Level 15, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong, China.

AUDIT COMMITTEE REPORT

The Audit Committee’s primary responsibilities include assisting the Board in its oversight of the Company’s financial reporting process, appointing the independent registered public accounting firm and reviewing the services performed by the independent registered public accounting firm. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of the Company’s financial statements.

In performing its oversight responsibility, the Audit Committee has:

•reviewed and discussed the audited year-end financial statements with management, which has primary responsibility for the financial statements;

•discussed with Deloitte, the Company’s independent registered public accounting firm for Fiscal 2023, the matters required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte its independence.

The Audit Committee also discussed with the auditors matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Audit Committee recommended to the Board inclusion of the audited year-end financial statements in the Annual Report.

Members of the Audit Committee

Arthur Wong (Chair)
Wei Ying
Yeelong Tan Balladon

OTHER MATTERS

Microvast is not aware of any other business to be presented for a vote of the stockholders at the 2024 Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the 2024 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2025 Annual Meeting, our Corporate Secretary must receive the proposal no later than April 25, 2025. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received) to:

Microvast Holdings, Inc.
Attn: Corporate Secretary
12603 Southwest Freeway, Suite 300
Stafford, Texas 77477

Such proposals must comply with the SEC’s requirements in Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials, such as the requirement that the stockholder continues to own a minimum number of shares until the 2025 Annual Meeting and appear during or through an authorized representative at the 2025 Annual Meeting to present the proposal.

Alternatively, stockholders intending to present a proposal at the 2025 Annual Meeting without having it included in the Company’s Proxy Statement, as well as any director nominations, must comply with the requirements set forth in the Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice with respect to each director nomination or other proposal that the stockholder intends to present at the 2025 Annual Meeting from the stockholder no earlier than June 13, 2025 and no later than July 13, 2025. The notice must contain the information required by our Bylaws.

Proposals received after the dates mentioned will not be included in the Proxy Statement or acted upon at the 2025 Annual Meeting.

**********

Upon receipt of a written request from any stockholder entitled to vote at the forthcoming 2024 Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the Annual Report, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that, as of the Record Date, the person making the request was the beneficial owner of securities entitled to vote at the 2024 Annual Meeting. Written requests for the Annual Report should be directed to our General Counsel at Microvast Holdings, Inc., 12603 Southwest Freeway, Suite 300, Stafford, Texas 77477. If you would like to receive a copy of any exhibits listed in the Annual Report, please submit a request in writing to our General Counsel at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The Annual Report and these exhibits are also available in the “Investor Relations—SEC Filings” section of our website located at http://ir.microvast.com.

It is important that your shares be voted at the 2024 Annual Meeting, regardless of the number of shares that you hold.

MICROVAST HOLDINGS, INC.
12603 SOUTHWEST FREEWAY
SUITE 300
STAFFORD, TX 77477

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MVST2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V56332-P18153

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MICROVAST HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Yang Wu	☐	☐	☐
1b. Isida Tushe	☐	☐	☐
1c. Yixin Pan	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V56333-P18153

MICROVAST HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
OCTOBER 18, 2024

The shareholder hereby appoints Yang Wu and Isida Tushe, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Microvast Holdings, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/MVST2024 at 9:00 a.m., Central Time on Friday, October 18, 2024, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE